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                                                                Exhibit 10.3

                              EMPLOYMENT AGREEMENT


         AGREEMENT effective as of January 1, 2001 between Forward Industries, Inc., a New York corporation with offices at 1801 Green Road, Suite E, Pompano Beach, Florida 33064 (the "Company"), and Michael Schiffman residing at 7921 Tennyson Court, Boca Raton, Florida 33433 ("Executive").


                              W I T N E S S E T H:


         WHEREAS, Executive has been rendering services to the Company pursuant to an employment agreement effective as of October 1, 1998 (the "Prior Agreement").

         WHEREAS, the Company desires to terminate the Prior Agreement and employ Executive to perform senior executive and other services for the Company, and Executive desires to accept such employment, all on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt of which the parties acknowledge, the parties agree as follows:

         TERMINATION OF PRIOR AGREEMENT

         The Prior Agreement is hereby terminated and shall be of no further force and effect, and the terms and conditions of this Agreement supersede the terms and conditions of the Prior Agreement. The Company has no remaining obligations under the Prior Agreement.

         EMPLOYMENT AND DUTIES

         The Company hereby employs Executive for the term of this Agreement and Executive hereby accepts such employment as the President and Chief Operating Officer, [and upon the termination or resignation of Jerome Ball, the Chief Executive Officer,] of the Company on the terms and conditions set forth in this Agreement.

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                                                           JANUARY 30, 2001

         1. EMPLOYMENT TERM

            Unless terminated at an earlier date pursuant to the terms of this Agreement, the term of employment hereunder (the "Employment Term") shall be three (3) years, commencing on the date hereof (the "Commencement Date"). This Agreement shall be automatically renewed for successive one-year terms unless either party provides written notice to the other party of its or his desire not to renew within 120 days prior to the expiration of the initial term or any renewal term, as the case maybe.

         2. SERVICES

            a. Executive shall perform such duties of a senior executive nature for the Company, as shall be consistent with the provisions of the Company's By-laws in effect on the date hereof, subject to the direction of the Board of Directors of the Company (the "Board"). Executive shall serve the Company faithfully and to the best of his ability and shall devote his full business time and attention to the affairs of the Company, subject to reasonable absences for vacation and illness as determined by the Board.


            b. The headquarters for the performance of Executive's services during the term of this Agreement shall be the principal executive offices of the Company in Pompano Beach, Florida, unless otherwise agreed by the Company and Executive and subject to such reasonable travel in the performance of Executive's duties as the business of the Company may require.

         3. Compensation and Expense Reimbursement

            a. SALARY. Executive shall be entitled to receive for all services rendered by Executive in any capacity, an annual salary at the rate of $300,000 (payable in equal installments

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                                                           JANUARY 30, 2001

in accordance with the then prevailing practices of the Company, but in no event less frequently than monthly), subject to adjustment upon terms agreed upon by the Company and Executive.

             b. SALARY. The Executive shall receive a bonus with respect to each full fiscal year ended during the Employment Term equal to ten percent (10%) of the Pre-tax Operating Profit (if any) of the Company above $675,000 (before bonuses paid to all sales and administrative executives and without deduction for any compensation expense incurred by the Company in connection with any stock option grants) as shown in or derived from its audited financial statements for each such fiscal year. For purposes hereof, "Pre-Tax Operating Profit" shall mean net profit before taxes and bonuses and after the payment of corporate interest.

             c. EXPENSES. Executive will be reimbursed for all reasonable and necessary expenses incurred by Executive in carrying out the duties contemplated under this Agreement, in accordance with then prevailing Company procedure, as such practices may be changed from time to time by the Board.


             d. STOCK OPTIONS. The Company shall grant to the Executive stock options in accordance with the terms of a side letter between the Company and Executive in substantially the form annexed hereto as Exhibit A.

             e. BENEFITS. Executive shall be entitled to participate in all group health and other insurance programs and all other fringe benefit or retirement plans (including any 401(k) plan) or other compensatory plans which the Company may hereafter elect to make available to its \executives generally on terms no less favorable than those provided to other executives generally, provided Executive meets the qualifications therefor, but the Company shall not be required to establish any such program or plan, except as provided in this Paragraph 3.

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                                                           JANUARY 30, 2001

             f. BOARD OF DIRECTORS. The Executive shall serve on the Company's Board of Directors for the Employment Term.

         4.  TERMINATION FOR CAUSE

             In the event of: (a) fraud against the Company, conviction of a felony, the intentional disclosure of confidential information (unless required by applicable law or court or other order), aiding a competitor to the detriment of the Company, its subsidiaries or affiliates, intentionally engaging in conduct which brings disrepute or otherwise is damaging to the reputation of the Company, its subsidiaries or affiliates, performing competitive services or acting in a competitive capacity for any other person, firm or corporation without the prior written consent of the Company; or (b) willful misconduct, gross negligence, prolonged and unexcused absenteeism by Executive in connection with Executive's employment hereunder, or Executive's willful or intentional failure to implement the reasonable business requests or directions of the Board, the Company shall have the right to give Executive a termination notice, specifying the nature of the breach or failure. If such termination notice is given pursuant to clause (a) above, the Employment Term shall terminate upon the giving of such notice. If such termination notice is given pursuant to clause
(b) above, the Employment Term shall terminate thirty (30) days after the giving of such notice if the circumstances described in such notice have not been remedied by Executive within such thirty (30)-day period. Upon the termination of the Employment Term pursuant to this Paragraph 4, all provisions of this Agreement shall terminate except for the provisions of Paragraphs 8 and 9. Upon the effective date of termination of the Employment Term, the Company shall have no further obligation to Executive hereunder, except for accrued and unpaid salary, and other previously earned, accrued and unpaid benefits from the

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                                                           JANUARY 30, 2001

Company and its employee benefit plans, including any stock options vested through the date of termination.

         5. TERMINATION BY EXECUTIVE FOR GOOD REASON

            a. In the event of a Change of Control (as hereinafter defined), Executive shall have the right to terminate his employment under this Agreement for Good Reason (as hereinafter defined) upon prior written notice to the Company, in which case this Agreement shall terminate on the date specified in such notice; provided that in the case of paragraph (i) or (ii) of this Section 5, the date of termination specified in such notice shall be at least thirty
(30) days after the delivery of such notice, subject to the Company's right as provided below to remedy the event giving rise to the termination prior to the date of termination specified in such notice. In the event of any termination of employment by the Executive for Good Reason, the Executive shall have no further obligations under this Agreement other than the obligations provided for in
Section 8 and 9 hereof, and the Company shall have no further obligations under this Agreement, except to pay to Executive all unreimbursed business-related expenses and lump sum severance within thirty (30) days following termination under this Section 5 in an amount equal to his base salary under Section 3a. hereof through September 30, 2003 and the last annual bonus paid to Executive under Section 3b. hereof. For purposes of this Agreement, the term "Good Reason" shall mean:


           (i) the assignment to Executive of any duties inconsistent in any material respect with Executive's positions (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of this Agreement or any other action by the Company which results in a material diminishment in such

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positions, authority, duties or responsibilities, other than action or inaction which is remedied by the Company prior to the date of termination specified in the written notice from Executive; or

           (ii) the Executive shall cease to be the highest ranking officer of the Company other than Jerome Ball;

           (iii) transfer by the Company of all or substantially all of its assets to a Successor (as defined in Section 11b. hereof) without such Successor having expressly assumed this Agreement as provided in Section 11b. hereof.

         b. For purposes of this Agreement, a "Change in Control" means the occurrence of any one of the following events: (a) any person or other entity, including any person as defined in Section 13(d)(3) of the Exchange Act, becoming the beneficial owner, as defined in Rule 13d-3 of the Exchange Act, directly or indirectly, of more than fifty (50%) of the total combined voting power of all classes of capital stock of the Company ordinarily entitled to vote for the election of directors of the Company, (b) the Board of Directors of the Company approving the sale of all or substantially all of the property or assets of the Company, (c) the Board of Directors of the Company approving a consolidation or merger of the Company with another corporation (other than in which the Company is the surviving corporation), the consummation of which would result in the occurrence of an event described in clause (a) above, or (d) a change in the Board of Directors of the Company occurring with the result that the members of the Board of Directors of the Company on the date hereof no longer constitute a majority of such Board of Directors.

         6. ILLNESS OR INCAPACITY

            In the event of any disability, illness or other incapacity which prevents Executive from performing services as contemplated herein, the obligation of the Company to pay

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                                                           JANUARY 30, 2001

compensation to Executive shall be reduced to the extent of any amount received by Executive pursuant to any disability insurance policy maintained and paid for by the Company. If Executive shall be incapacitated for more than 120 consecutive days or 180 days in any consecutive 12-month period, the Company shall have the right to terminate this Agreement upon 10 days' prior written notice with no further liability, except for accrued and unpaid salary, and other previously earned, accrued and unpaid benefits from the Company and its employee benefit plans including any stock options vested through the date of such termination, provided that such termination shall not prejudice any rights of Executive under any disability policies being maintained by the Company for Executive under the terms of this Agreement. Notwithstanding any such termination, the provisions of Paragraphs 8 and 9 will continue to apply.

         7. DEATH

            This Agreement shall terminate automatically upon the death of Executive. In such event, the Company shall pay the estate of Executive, in addition to any amounts to which Executive's estate would otherwise be entitled under the Company's retirement plans and group life insurance policy, within 30 days after the date of death, all compensation earned under Paragraph 3 through the date of death. In addition, the Company will pay to the widow of the Executive or, if the Executive's spouse has pre-deceased him, to the Executive's estate, a monthly death benefit of $5,500, payable on the first day of each month during the 10 year period following the date of the Executive's death, commencing with the first calendar month following the month in which the Executive died; if the widow dies prior to the end of such 10 year period, then after the widow's death, such monthly payments will be made to the widow's estate for the balance of such 10-year period; provided, however, that if the Company is not the

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recipient of at least $1,000,000 of insurance on the life of the Executive, the monthly death benefit of $5,500 will be reduced to $2,750 in the third through tenth years following the Executive's death. Payments will be made by mail to the recipient at such address as the recipient may designate in writing to the Company from time to time.


         8. NON-COMPETITION AND TRADE SECRETS

            a. CONFIDENTIALITY AND WORK PRODUCT. During the term of this Agreement and thereafter without limitation of time, Executive shall not knowingly divulge, furnish, or make available to any third person, company, corporation or other organization (including but not limited to customers, competitors or government officials), except in the course of performing his duties as an Executive hereunder or with the Company's prior written consent, trade secrets or other confidential information concerning the Company, its subsidiaries or affiliates or the business of any of the foregoing, including without limitation, confidential methods of operation and organization and confidential sources of supply and customer lists, but Executive may make disclosures as required by applicable law or orders without prior written notice to the Company. For purposes of this Paragraph 8, information shall not be deemed confidential if it (i) is within the public domain, or (ii) becomes publicly known other than through disclosure by Executive in violation of this provision.

         b. NON-COMPETITION. During the Employment Term and for a period of one
(1) year thereafter, Executive agrees not to directly or indirectly, own, control, manage, operate, participate or invest in, including, but not limited to, as an officer, director, shareholder, employee, consultant, agent, or otherwise be connected with, in any manner, any business, enterprise or venture which is engaged in the business of manufacturing and/or distributing of carrying cases supplied to the cellular telephone, home medical equipment, laptop computer,

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                                                           JANUARY 30, 2001


photography, video or audio industries and any other business engaged in by the Company during the Employment Term, except that nothing in this subparagraph shall be deemed to prohibit Executive from the acquisition or holding of, solely as a passive stockholder, not more than one percent (1%) of the shares or other securities of a publicly-owned corporation if such securities are traded on a national securities exchange or over the counter.

         c. SOLICITATION. During the Employment Term and for a period of one (1) year thereafter, Executive agrees not to directly or indirectly solicit, employ or retain or arrange to have any other person, firm or other entity solicit, employ, retain, or otherwise participate in the employment or retention of, any person who is then, or who has been, within the preceding six (6) months, an employee, technician or engineer of the Company, its subsidiaries or affiliates.

         d. In the event Executive shall violate any provisions of this Paragraph 8 (which provisions Executive hereby acknowledges are reasonable and equitable), Executive shall no longer be entitled to and hereby waives any and all rights to any termination payment under this Agreement.

         9. SEPARABILITY

            Executive agrees that the provisions of Paragraph 8 hereof constitute independent and separable covenants, for which Executive is receiving consideration which shall survive the termination of employment and which shall be enforceable by the Company notwithstanding any rights or remedies the Company may have under any other provision hereof.


        10. SPECIFIC PERFORMANCE

            Executive acknowledges that:

            (i) the services to be rendered under the provisions of this Agreement are of a special character and it would be difficult to replace such services;

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                                                           JANUARY 30, 2001

         (ii) the Company is relying on the covenants contained herein, including, without limitation, those contained in Paragraph 8 above, as a material inducement for entering into this Agreement;

         (iii) the Company may be damaged if the provisions hereof are not specifically enforced; and

         (iv) the award of monetary damages may not adequately protect the Company in the event of a breach hereof by Executive.

         By virtue thereof, Executive agrees and consents that if Executive breaches any of the provisions of this Agreement, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall (without any bond or other security being required and without the necessity of proving monetary damages) be entitled to a temporary and/or permanent injunction to be issued by a court of competent jurisdiction restraining Executive from committing or continuing any violation of this Agreement, or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have.

         11. MISCELLANEOUS

             a. ENTIRE AGREEMENT; AMENDMENT. This Agreement constitutes the entire employment agreement between the parties and may not be modified, mended or terminated (other than pursuant to the terms hereof) except by a written instrument executed by the parties hereto. All other agreements between the parties pertaining to the employment or remuneration of Executive not specifically contemplated hereby or incorporated or merged herein are terminated and shall be of no further force or effect.

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         b. ASSIGNMENT; SUCCESSORS. This Agreement is not assignable by
Executive without the prior written consent of the Company and any purported assignment by Executive of Executive's rights and/or obligations under this Agreement shall be null and void. Except as provided below, this Agreement may be assigned by the Company at any time, upon delivery of written notice to Executive (with Executive's consent, not to be unreasonably withheld), to any successor to the business of the Company, or to any subsidiaries or affiliates of the Company. In the event that Executive does not consent to the assignment of this Agreement, the Company shall have the right, provided it is otherwise in compliance with this Agreement, to terminate this Agreement automatically with no further liability, except for accrued and unpaid salary, and other previously earned, accrued and unpaid benefits from the Company and its employee benefit plans including any stock options vested through the date of termination. In the event that another corporation or other business entity becomes a Successor of the Company, then this Agreement may not be assigned to such Successor unless the Successor shall, by an agreement in form and substance reasonably satisfactory to the Executive, expressly assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if there had been no Successor. The term "Successor" shall mean any corporation or other business entity which succeeds to substantially all of the assets or conducts the business of the Company, whether directly or indirectly, by purchase, merger, consolidation or otherwise.

         c. WAIVERS, ETC. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not operate or be

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construed as a waiver of the right to insist upon strict adherence to that term or any other term of this Agreement on that or any other occasion.

         d. PROVISIONS OVERLY BROAD. In the event that any term or provision of this Agreement shall be deemed by a court of competent jurisdiction to be overly broad in scope, duration or area of applicability, the court considering the same shall have the power and hereby is authorized and directed to modify such term or provision to limit such scope, duration or area, or all of them, so that such term or provision is no longer overly broad and to enforce the same as so limited. Subject to the foregoing sentence, in the event that any provision of this Agreement shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement.

         e. NOTICES. Any notice permitted or required hereunder shall be in writing and shall be deemed to have been given on the date of delivery or, if mailed by certified mail, postage prepaid, return receipt requested, documented overnight courier, or by facsimile transmission, on the date mailed or transmitted.

         (i)    If to Executive to:

                Michael Schiffman at his address

                set forth in the preamble to this Agreement

         (ii)   If to the Company to:

                the address set forth in the
                preamble to this Agreement
                Attention: Chairman of the Board

                with a copy to:

                Squadron, Ellenoff, Plesent & Sheinfeld, LLP

                551 Fifth Avenue

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                New York, New York 10176
                Attention:  Jeffrey W. Rubin, Esq.

                Telecopy:  (212) 697-6686

                F. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK GOVERNING CONTRACTS MADE AND TO BE PERFORMED IN NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

                g. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

                h. This Agreement may be executed in counterparts, each of which shall be deemed an original, and each party may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


 EXECUTIVE                                 FORWARD INDUSTRIES, INC.

/s/                                        By: /s/
----------------------------------             --------------------------------
Michael Schiffman                              Name:  Jerome E. Ball
                                               Title: Chief Executive Officer


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